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               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Financial Highlights" in the John Hancock Variable Series Trust I Prospectus and "The Trust's Financial Statements and Investment Performance Information" and "Independent Auditors" in the Statement of Additional Information included in Post-Effective Amendment Number 42 to the Registration Statement (Form N-1A, No. 33-2081) of John Hancock Variable Series Trust I.

We also consent to the incorporation by reference of our report, dated February 6, 2004, on the financial statements included in the Annual Report of John Hancock Variable Series Trust I for the year ended December 31, 2003.

                                        ERNST & YOUNG LLP


Boston, Massachusetts
April 23, 2004


Series Trust